NON-RECOURSE
                                   PROMISSORY NOTE
                                   ---------------



                                                       New York, New York
                                                       July 17, 1995


                    FOR VALUE RECEIVED, the undersigned, ANTHONY J. CATALDO (the "Maker"), hereby promises to pay to the order of MANAGEMENT TECHNOLOGIES, INC. (the "Holder"), the principal sum of $280,000, without interest, payable as per the terms and conditions of the Separation and Release Agreement dated July 6, 1995 by and between the Maker and the Holder.

                    1. Payment of principal is to be made at such address as to which Holder shall notify the Maker, in writing, prior to maturity, in lawful money of the United States.

                    2. If, under any bankruptcy or insolvency law or other law for the reorganization arrangement, composition or similar relief or aid of debtors or creditors: (a) the Maker is


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          adjudicated a bankrupt,  or takes  or seeks  to take  or to  have taken, or consents to the taking of, any action with respect to him or a substantial part of his property or affairs, or (b) a Court or other governmental authority of competent jurisdiction
          (i) approves a petition seeking any such relief or aid with respect to the Maker, (ii) appoints a trustee, receiver, or liquidator of the Maker or of substantially all of his property or affairs, or (iii) assumes custody or control of substantially all of the property or affairs of the Maker; and, in both cases, such approval or appointment is not vacated, or the custody or control is not terminated, within sixty (60) days or stayed on appeal, then, at the option of the Holder, the Holder may declare the unpaid balance of the principal, if not then due and payable, to be due and payable.

                    3. This Note and the rights of the Holder and obligations of the Maker hereunder are subject to the provisions of a Pledge Agreement by and between Anthony J. Cataldo and
          Management Technologies, Inc. dated July , 1995, and the Separation and Release Agreement as stated herein.

                    4. The Maker shall have the right of prepayment subject to Paragraph 3 herein.




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                    5.   Holder agrees that  Maker will  not be  personally
          responsible for payment, other than the pledge of stock of Maker as provided in the Pledge Agreement stated herein.

                    6. In the event of any default which shall remain uncured for a period of ten (10) days, the Holder thereof shall have the right to accelerate payment of all principal and be entitled to receive reasonable attorneys' fees in the event an attorney is required to collect the amount due.


                                             /s/ Anthony J. Cataldo
                                             ----------------------

                                             ANTHONY J. CATALDO